Oramed’s Dr. Roy Eldor was Chosen to Lecture at the First International
Conference held by the Bildirici Center for Diabetes Care Research in Israel.

JERUSALEM, Israel – December 21, 2009– Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB) (http://www.oramed.com), a developer of alternative drug delivery systems, announced today that Dr. Roy Eldor will present an overview of the clinical development of Oramed's Oral Insulin capsule.  Dr. Eldor is the principal investigator for all of Oramed’s clinical trials conducted at Hadassah Medical Center. He is a physician in the Diabetes Unit and Endocrinology Department of Hadassah Medical Center.

The conference will take place at the Wohl Center, Bar Ilan University, in Ramat Gan, Israel, on December 21-23. Dr. Eldor’s presentation will be given on December 22 at 4:10 PM. He will be highlighting all of the clinical work that Oramed has completed to date, ranging from preclinical trials to its current Phase 2b trial.

“Oramed is honored to have been invited to present at this very important conference to share the clinical development of its Oral Insulin Capsule with the scientific community” says Dr. Roy Eldor.

About the Conference:
The Conference will start to focus on the translation of “cutting edge” diabetes research into practical clinical care, with a particular emphasis on the organization and delivery of care in different health systems. Updates and overviews will be given by invited speakers from around the world, together with workshop and debate sessions and submitted oral and poster presentations.

For More information, please visit www.diabetescenter.org.il

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.

For more information, please visit www.oramed.com.

Forward-looking statements
Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relations Contacts:
Oramed Pharmaceuticals
Tara Horn
USA: +1 646-240-4193
Int’l: + 972-54-334-318
Office: + 972-2-566-0001
Email: tara@oramed.com